Exhibit 4.1

Amendment No. 2 to the Rights Agreement

THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this “Amendment”), dated as of January 24, 2014, is entered into by and between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

RECITALS

A.    WHEREAS, the Company and the Rights Agent have executed and entered into a Rights Agreement dated as of September 17, 2008 (as amended, the “Rights Agreement”);

B.    WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time in its sole discretion, and the Rights Agent shall, if the Company so directs,  supplement or amend the Rights Agreement as the Company may deem necessary or desirable;

C.    WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide for its termination at the Close of Business on January 24, 2014.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

SECTION 1.        Defined Terms.  Terms defined in the Rights Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

SECTION 2.        Amendments to Rights Agreement.  The Rights Agreement is hereby amended as follows:

2.1          Section 7(a) is deleted in its entirety and replaced with the following:

Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on January 24, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption

Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

SECTION 3.        Effect on Rights Agreement.  It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

SECTION 4.        Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 5.        Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 6.        Successors and Assigns.  All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 7.        Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

SECTION 8.        Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page]